Exhibit 99.1
Forbright, Inc. Reports Third Quarter 2026 Results
EPS of $0.41 on a fully diluted basis for the quarter
Net interest income up 14% QoQ
Loan balances up 9.5% QoQ and 24% YoY
Digital deposits grew by $1 billion QoQ driven by promotion
Core net charge-offs declined to 3 basis points in Q3

FOR IMMEDIATE RELEASE — CHEVY CHASE, MD, October 29, 2026
Fellow Shareholders,
Forbright, Inc.(1) (Nasdaq FRBT), the parent company of wholly-owned subsidiary Forbright Bank (the "Bank"), today reported financial results for the third quarter ended September 30, 2026.
Last quarter, we committed to writing to you plainly, so we will start with the headline: this was a strong quarter. The Company met or exceeded nearly every key performance metric we track relative to our expectations for the quarter. In addition, we believe the business is well-positioned for a strong finish to 2026 and a strong start to 2027.
Looking ahead, we believe our credit discipline, commitment to process and expense management, efficient digital funding platform, and focused lending strategies and fee businesses position the Company very well for long-term growth.
We will begin, as we should, with the numbers for this quarter:
•Net income attributable to the Company was $20.6 million, or $0.41 of diluted earnings attributable to the Company per outstanding share for this quarter.
•Loans grew 9.5% — from $6.1 billion last quarter to $6.6 billion this quarter.
•Net Interest Margin of 3.18% was roughly flat this quarter, compared to 3.19% last quarter.
•Credit quality was excellent. Loans on non-accrual were down, our average loan risk rating improved, and our core net charge-off rate was down to 3 basis points from 8 basis points in the prior quarter.
•Future growth is supported by $7.6 billion in deposits and $1.9 billion in cash and investments at quarter-end, excluding $744 million of deposits and $721 million of cash classified as held-for-sale.
While current conditions remain favorable, we endeavor to operate the business prudently and believe we are well-positioned to adapt to changing economic conditions.

Quarter-over-Quarter		Year-over-Year

■	Net interest income was $72.0 million for the three months ended September 30, 2026, an increase of $8.8 million from the three months ended June 30, 2026.	■	Net interest income was $194.7 million for the nine months ended September 30, 2026, a decrease of $1.3 million from the nine months ended September 30, 2025.

(1) Forbright, Inc. is referred to as "Forbright," the "Company," "we," "our," or "us" throughout this press release.

Quarter-over-Quarter		Year-over-Year

■
Provision for credit losses was $1.5 million for the three months ended September 30, 2026, compared to $5.9 million for the three months ended June 30, 2026. Ratio of net charge-offs to average total loans at amortized cost was 0.08% for the three months ended September 30, 2026, compared to 0.20% for the three months ended June 30, 2026.
■
Provision for credit losses was $10.9 million for the nine months ended September 30, 2026, compared to $17.3 million for the nine months ended September 30, 2025. Ratio of net charge-offs to average total loans at amortized cost was 0.19% for the nine months ended September 30, 2026, compared to 0.23% for the nine months ended September 30, 2025.

■	Net interest margin was 3.18% for the three months ended September 30, 2026, a decrease of 1 basis point from the three months ended June 30, 2026.	■	Net interest margin was 3.16% for the nine months ended September 30, 2026, a decrease of 67 basis points from the nine months ended September 30, 2025.

■	Efficiency ratio was 69.65% for the three months ended September 30, 2026, compared to 77.39% for the three months ended June 30, 2026.	■	Efficiency ratio was 74.51% for the nine months ended September 30, 2026, compared to 61.29% for the nine months ended September 30, 2025.

■	Return on average stockholders' equity was 8.20% for the three months ended September 30, 2026, compared to 1.89% for the three months ended June 30, 2026.	■	Return on average stockholders' equity was 5.38% for the nine months ended September 30, 2026, compared to 10.31% for the nine months ended September 30, 2025.

■	Return on average tangible common equity(2) was 8.68% for the three months ended September 30, 2026, compared to 2.19% for the three months ended June 30, 2026.	■	Return on average tangible common equity(2) was 5.76% for the nine months ended September 30, 2026, compared to 10.91% for the nine months ended September 30, 2025.

■	Non-interest income was $29.1 million for the three months ended September 30, 2026, compared to $21.8 million for the three months ended June 30, 2026.	■	Non-interest income was $66.5 million for the nine months ended September 30, 2026, compared to $49.4 million for the nine months ended September 30, 2025.

■	Core non-interest income(2) was $17.1 million for the three months ended September 30, 2026, compared to $15.7 million for the three months ended June 30, 2026.	■	Core non-interest income(2) was $47.9 million for the nine months ended September 30, 2026, compared to $29.1 million for the nine months ended September 30, 2025.
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(2) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.

BALANCE SHEET SUMMARY
Total assets increased $1.1 billion to $9.6 billion as of September 30, 2026, from $8.5 billion as of June 30, 2026. On August 21, 2026, the Bank entered into an agreement to sell its Washington, D.C.-area legacy branches and associated deposits to Trustar Bank (the "Branch Sale"). The transaction will include branches in Potomac and North Bethesda, Maryland, a customer service hub in McLean, Virginia, and local deposits with a September 30, 2026 value of $744 million. We expect the Branch Sale to receive regulatory approval during the fourth quarter of 2026 and close during the first quarter of 2027. The increase in assets was primarily due to a build-up of cash, primarily recognized in assets held-for-sale, in anticipation of the Branch Sale and loan growth, partially offset by a decrease in investment securities.
Loans
Total loans were $6.6 billion as of September 30, 2026, an increase of $577.8 million from $6.1 billion as of June 30, 2026. The increase in loans was primarily due to new originations and balance increases in Healthcare Finance within Commercial Real Estate and Commercial and Industrial, and Lender Finance, Fund Finance, Asset Finance, and Project Finance within Commercial and Industrial loans held for investment.
Investment Securities
Total carrying amount of investment securities was $1.1 billion as of September 30, 2026, compared to $1.3 billion as of June 30, 2026. Investment securities decreased $0.2 billion due to maturities of U.S. Treasury securities.

Deposits
Total deposits were $7.6 billion as of September 30, 2026, compared to $7.3 billion as of June 30, 2026. The increase in deposits was primarily due to an increase in Digital Banking deposits driven by promotions during the quarter, partially offset by the reclassification of $743.9 million of deposits to held-for-sale liabilities in connection with the Branch Sale.
Borrowed Funds
Total borrowed funds were relatively flat at $151.3 million as of September 30, 2026, compared to $151.2 million as of June 30, 2026.
Stockholders' Equity
Total stockholders' equity was $991.7 million as of September 30, 2026, compared to $967.2 million as of June 30, 2026. The increase was primarily driven by the issuance of 1.0 million shares of common stock resulting in proceeds, net of issuance costs, of $17.1 million in connection with the overallotment option associated with the Company's initial public offering and net income for the quarter, partially offset by the impact of unrealized losses on investment securities available-for-sale in other comprehensive loss.

OUR VIEW
This quarter demonstrates the strength of our business model and continued execution against our growth strategy.
Lending: Loan growth was 9.5% QoQ, driven by over $1 billion in originations. Growth was particularly strong in our Healthcare Finance strategy and each of our six lending businesses enters the fourth quarter with a strong pipeline. Spreads remain very competitive, and we continue to focus on conservative deal structures.
Fee Businesses: Our FHA/HUD strategy had a good quarter, including some catch-up from a slower second quarter. As noted last quarter, we expect results in this business to vary meaningfully QoQ. Our other fee businesses performed generally in line with plan. We have strategic and operational work to do to re-start growth in Alliance Partners, and that work began this past quarter. Higher long-term rates are expected to extend the duration of the servicing book in Solar Servicing.
One note on presentation in our fee businesses: Solar Servicing amounts are increased both in non-interest income and non-interest expense by reimbursable expenses of $7.2 million this quarter, with no impact on Forbright's earnings. As master servicer, we pass certain expenses (including legal expenses) through to the owners of the loans we service. That has always been the case, but extensive litigation in the residential solar sector has magnified the effect in a meaningful way.
Deposits and liquidity: As previewed in last quarter’s earnings presentation, the deposit promotion capability we launched in June exceeded expectations. We ended the quarter with $1.9 billion in cash and investments (excluding $721 million of cash held-for-sale associated with the pending Branch Sale transaction) which is 19.8% of assets. This liquidity position allowed us to hold our deposit rates steady following the Fed's September rate hike, which benefits net interest margin as approximately 85% of our loans repriced between the September rate hike and mid-October. We also have ample liquidity to fund the Branch Sale. Our digital deposit platform is designed to give us flexibility and control over our funding by raising deposits in times of strong loan growth and the ability to manage our cost of funds with discipline when we have excess liquidity.
Credit: Credit quality was excellent, and our average loan risk rating improved again this quarter. Forbright’s national, sector-focused commercial lending capabilities provide attractive financing solutions for our clients. At the same time, we manage credit risk by using our expertise and rigorous diligence to make critical and objective assessments of the risk in each loan we make.
Expenses and Efficiency: Our expense management efforts continue to pay off, and we are on track to meet or exceed our 2027 expense and efficiency objectives. Our efficiency ratio improved to 69.65% this quarter compared to the prior quarter. That number includes $7.2 million of Solar Servicing reimbursable expenses reflected as non-interest expense and non-interest income on our income statement. As we look to 2027, we expect operating expenses — excluding reimbursable expenses in our Solar Services business — will largely remain flat despite the projection for strong loan growth. This is due to the benefits of our fully built platform, a strong company-wide expense management culture, and efficiencies from AI adoption across the business.

Branch Sale to Trustar Bank: As noted, during the quarter, the Bank entered into an agreement to execute the Branch Sale to Trustar Bank. The transaction sharpens Forbright’s strategic focus on building a differentiated bank with three nationwide and complementary businesses: a scalable digital banking and deposit platform, a specialized middle-market commercial lending strategy, and fee-based advisory and servicing capabilities.

AI AND THE FUTURE OF DEPOSITS
As previewed last quarter, we believe AI will accelerate the shift of deposits from branches to digital platforms. A good example of this is the recent launch of a personal AI assistant from a global social media company that quickly became one of the fastest-growing AI apps ever launched. It is an early indicator of a world where AI agents will allow consumers to shop for good savings rates; move money to attractive yield; and strip away the inertia that has long kept cheap and sticky consumer deposits in brick and mortar branches.
For banks, we believe an advantage will shift to institutions with attractive rates, the lowest-friction onboarding technology and an agent-ready platform. Forbright, Inc. Chairman and CEO, John Delaney recently co-wrote in the Wall Street Journal: this is "unambiguously good [for consumers]" but it also raises the bar for banks, and it is the shift Forbright is intently focused on.
Our Digital Banking team plans to roll out new AI capabilities in 2027 that are designed to allow Forbright customers to experience the benefits of AI without compromising financial security. For example, we plan to introduce a virtual card that customers can assign to their AI agents. This new feature is designed to help our customers keep their bank accounts private while securely making purchases through their AI agents. Our upcoming Virtual Card for AI agents is expected to allow users to set strict dollar limits and receive real-time updates, so people can have their AI agent order food delivery or make retail purchases without having to offer their banking history or debit cards. We also plan to give our customers the ability to provide their AI agents with permissioned, logged, and read-only access to Forbright data.
We view Forbright as well positioned for the AI-related changes coming to banking, and we intend to make sure it stays that way.

COMPARISONS
Quarter-over-Quarter
Net Interest Income / Net Interest Margin
Net interest income was $72.0 million for the three months ended September 30, 2026, compared to $63.1 million for the three months ended June 30, 2026, an increase of $8.8 million. The change reflects an increase in interest income of $18.3 million compared to an increase in interest expense of $9.5 million.
Total interest income increased $18.3 million to $147.3 million for the three months ended September 30, 2026, from $129.1 million for the three months ended June 30, 2026. The increase was primarily due to growth in average loans which increased 9.5% compared to the prior quarter. The remaining increase was largely due to a 14 basis point increase in loan yields and the benefit of one additional day in the quarter. The increase in loan yields was largely due to a recovery of prior non-accrual interest.
Total interest expense increased $9.5 million to $75.4 million for the three months ended September 30, 2026, from $65.9 million for the three months ended June 30, 2026. The increase in interest expense was primarily due to an increase in Digital Banking deposits, an additional day in the quarter, and a one basis point increase in the cost of interest-bearing liabilities.
Net interest margin was 3.18% for the three months ended September 30, 2026, compared to 3.19% for the three months ended June 30, 2026, primarily due to an unfavorable change in asset mix associated with the build-up of excess liquidity in anticipation of the Branch Sale, and a three basis point increase in total cost of funds, which was offset by a 14 basis point increase in the yield on loans.
Provision for Credit Losses
The Company recorded a provision for credit losses of $1.5 million for the three months ended September 30, 2026 compared to a provision of $5.9 million for the three months ended June 30, 2026. The provision for credit losses for the quarter was driven by an increase in the allowance for credit losses on loans ("ACL – Loans") of

$1.2 million, net charge-offs of $1.2 million, and a decrease in the allowance for credit losses on unfunded commitments ("ACL – Unfunded") of $1.0 million. The provision for credit losses in the prior quarter was driven by an increase in the ACL – Loans of $1.8 million, net charge-offs of $2.7 million, and an increase in the ACL – Unfunded of $1.4 million. Net charge-offs for the quarterly periods that relate to legacy Consumer and Commercial and Industrial forward flow loans were $0.8 million and $1.7 million, respectively for the three months ended September 30, 2026 and June 30, 2026.
Non-interest Income
Total non-interest income was $29.1 million for the three months ended September 30, 2026, compared to $21.8 million for the three months ended June 30, 2026. The increase of $7.3 million was primarily due to realized and unrealized gains on loans, an increase in FHA/HUD originations, solar loan administration fees related to the solar servicing business, and one additional month of rental income from other tenants in our headquarters building, following our acquisition in April 2026.
Core non-interest income(2) was $17.1 million for the three months ended September 30, 2026, compared to $15.7 million for the three months ended June 30, 2026. The increase of $1.4 million was primarily due to the items noted for total non-interest income related to FHA/HUD fees and solar servicing income.
Non-interest Expense
Total non-interest expense was $70.4 million for the three months ended September 30, 2026 compared to $65.8 million for the three months ended June 30, 2026. The increase of $4.6 million was primarily due to the combination of (i) an increase in incentive bonus compensation, (ii) legal and sub-servicer fees related to the Solar Servicing business, which are largely reimbursed by counterparties to the loans and recognized in other non-interest income and other corporate legal fees, and (iii) one additional month of expenses related to the ownership of the Company’s headquarters following the building acquisition in April 2026. Those increases were partially offset by a decrease in advertising expense related to Digital Banking deposit promotions.
Income Taxes
Income tax expense was $8.5 million for the three months ended September 30, 2026, resulting in an effective tax rate of 29.0%, compared to income tax expense of $9.2 million and an effective tax rate of 69.0% for the three months ended June 30, 2026. Income tax expense for the three months ended September 30, 2026, reflects the recognition of $2.7 million of deferred credit amortization that was offset by a purchase accounting adjustment of $2.7 million for previously recognized amortization, resulting in no net impact from the deferred credit in the quarter. The purchase accounting adjustment was related to the completion of the final tax return for the acquired entity.
Income tax expense for the three months ended June 30, 2026, included (i) a $5.6 million write-down of deferred tax assets as of December 31, 2025, for stock compensation in connection with the initial public offering, which is due to tax rules that limit executive compensation deductions for public companies, and (ii) a $1.1 million benefit for amortization of the deferred credit.
For the three months ended June 30, 2026, the effective tax rate was increased by 42.3% related to the one-time deferred tax asset adjustment for stock compensation, offset by a reduction of 8.6% related to amortization of the deferred credit.
The deferred credit balance as of September 30, 2026, was $36.0 million, compared to $49.1 million as of June 30, 2026. The decrease of $13.1 million was due to true-up adjustments resulting from the final tax return for the acquired entity.
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(2) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.
Year-over-Year
Net Interest Income / Net Interest Margin
Net interest income was $194.7 million for the nine months ended September 30, 2026, compared to $196.0 million for the nine months ended September 30, 2025. The slight decrease of $1.3 million was primarily due to an increase in interest expense of $17.5 million marginally exceeding an increase in interest income of $16.2 million.

Total interest income increased $16.2 million to $400.2 million for the nine months ended September 30, 2026, from $384.0 million for the nine months ended September 30, 2025. The increase was primarily due to increases in average loan balances and interest-earning deposits with banks, largely offset by a 142 basis point decrease in yield earned on loans, as well as lower average balances and yields on investment securities. The 142 basis point decrease in yield earned on loans was primarily driven by a 68 basis point decrease in average SOFR, lower average spreads reflecting changes in market pricing, and a mix shift in the loan portfolio toward lower-yielding categories, and higher relative levels of amortization of deferred fees during the nine months ended September 30, 2025, which included $9.8 million for restructured loans.
Total interest expense increased $17.5 million to $205.5 million for the nine months ended September 30, 2026, from $188.0 million for the nine months ended September 30, 2025. The increase in interest expense was primarily due to an increase in average balances in Digital Banking deposits and third-party sweep deposits largely offset by a 35 basis point decrease in the average rate paid on interest-bearing deposits.
Net interest margin was 3.16% for the nine months ended September 30, 2026, compared to 3.83% for the nine months ended September 30, 2025, primarily due to a 142 basis point decrease in the yield on loans partially offset by a positive change in asset mix with loan growth exceeding growth in other earning asset categories, and a 39 basis point decrease in total cost of funds.
Provision for Credit Losses
The Company recorded a provision for credit losses of $10.9 million for the nine months ended September 30, 2026, compared to $17.3 million for the nine months ended September 30, 2025. The provision for credit losses for the nine months ended September 30, 2026, was driven by an increase in the ACL – Loans of $2.8 million and net charge-offs of $8.0 million. The provision for credit losses for the nine months ended September 30, 2025, was driven by an increase in the ACL – Loans of $9.1 million, $7.5 million in net charge-offs, and an increase of $0.6 million in the ACL – Unfunded. Net charge-offs for the year-to-date periods that relate to legacy Consumer and Commercial and Industrial forward flow loans were $5.6 million and $7.4 million, respectively for the nine months ended September 30, 2026 and 2025.
Non-interest Income
Total non-interest income was $66.5 million for the nine months ended September 30, 2026, compared to $49.4 million for the nine months ended September 30, 2025. The increase of $17.1 million was primarily due to servicing fees and trust administration income related to the solar servicing business. The increase was offset by less gains on loan sales and fair value marks, lower investment advisory fees, and a decrease in income related to lower volume of FHA/HUD originations.
Core non-interest income(2) was $47.9 million for the nine months ended September 30, 2026, compared to $29.1 million for the nine months ended September 30, 2025. The increase of $18.8 million was primarily due to the items noted for total non-interest income related to solar servicing income, partially offset by lower investment advisory fees and lower FHA/HUD originations.
Non-interest Expense
Total non-interest expense was $194.6 million for the nine months ended September 30, 2026, compared to $150.4 million for the nine months ended September 30, 2025. The increase of $44.2 million was primarily due to (i) the acquisition of the Solar Servicing business, (ii) the personnel retention compensation program implemented in connection with our initial public offering, (iii) professional fees associated with the initial public offering, and (iv) expenses related to the ownership of the Company’s headquarters following the building acquisition in April 2026.
Income Taxes
Income tax expense was $19.2 million for the nine months ended September 30, 2026, resulting in an effective tax rate of 34.5%, compared to income tax expense of $19.3 million and an effective tax rate of 24.9% for the nine months ended September 30, 2025. Income tax expense for the nine months ended September 30, 2026, included (i) a $5.6 million write-down of deferred tax assets as of December 31, 2025, for stock compensation in connection with the initial public offering, which is due to tax rules that limit executive compensation deductions for companies with publicly traded securities, and (ii) a $5.5 million benefit for amortization of the deferred credit, partially offset by the effect of the $2.7 million purchase accounting adjustment recorded in the third quarter.
For the nine months ended September 30, 2026, the effective tax rate was (i) increased by 10.1% for the one-time deferred tax asset adjustment for stock compensation in the second quarter, (ii) increased by 4.8% for the purchase accounting adjustment in the third quarter, and (iii) reduced by 9.9% for amortization of the deferred credit.
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(2) Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.

ASSET QUALITY
The Company's ACL – Loans held for investment at amortized cost was $55.8 million, or 0.91% of total loans held for investment at amortized cost, as of September 30, 2026, compared to $54.6 million, or 0.98%, as of June 30, 2026. The increase in the allowance for September 30, 2026 compared to June 30, 2026, was primarily due to loan growth during the quarter while the reduction in the ratio of ACL – Loans to total loans held for investment at amortized cost was primarily driven by a mix shift within the portfolio toward portfolios with lower ACL – Loans to loans held for investment at amortized cost ratios.
Net charge-offs were $1.2 million, or 0.08% of average loans held for investment at amortized cost, for the three months ended September 30, 2026, compared to $2.7 million, or 0.20%, for the three months ended June 30, 2026. Of the net charge-offs for the three months ended September 30, 2026 and June 30, 2026, $0.8 million and $1.7 million were related to legacy Consumer and Commercial and Industrial forward flow loans.
Net charge-offs were $8.0 million, or 0.19% of average loans held for investment at amortized cost, for the nine months ended September 30, 2026, compared to $7.5 million, or 0.23%, for the nine months ended September 30, 2025. Of the net charge-offs for the nine months ended September 30, 2026 and September 30, 2025, $5.6 million and $7.4 million were related to legacy Consumer and Commercial and Industrial forward flow loans.
Non-performing assets were $74.9 million as of September 30, 2026, compared to $93.7 million as of June 30, 2026. Non-performing assets as a percentage of total assets were 0.78% as of September 30, 2026, compared to 1.10% as of June 30, 2026. Both in total, and as a percentage of total assets, non-performing assets declined from June 30, 2026 to September 30, 2026. The decrease was primarily due to the pay-off or return to accrual status of Commercial Real Estate loans in Healthcare Finance and Real Estate Finance, and Commercial and Industrial loans in Corporate Finance. The decrease in total non-accrual loans was partially offset by the transfer of one Commercial Real Estate asset from loans held for investment at amortized cost to other real estate owned assets.
Non-performing loans held for investment at amortized cost were $56.2 million as of September 30, 2026, compared to $72.5 million as of June 30, 2026. Non-performing loans as a percentage of total loans held for investment at amortized cost was 0.91% as of September 30, 2026, compared to 1.30% as of June 30, 2026. Non-performing loans held for investment at amortized cost declined from June 30, 2026 to September 30, 2026. The decrease was primarily due to the pay-off or return to accrual status of Commercial Real Estate loans in Healthcare Finance and Real Estate Finance during the quarter.

CAPITAL
As of September 30, 2026, the Company’s and Bank’s Tier 1 leverage ratio were 9.80% and 10.41%, respectively, compared to 10.38% and 11.24%, respectively, as of June 30, 2026.
As of September 30, 2026, the Company’s and Bank’s Common Equity Tier 1 ratio were 12.87% and 13.68%, respectively, compared to 12.97% and 14.08%, respectively, as of June 30, 2026.
Total stockholders' equity was $991.7 million as of September 30, 2026, compared to $967.2 million as of June 30, 2026. The increase was primarily driven by the issuance of 1.0 million shares of common stock resulting in proceeds, net of issuance costs, of $17.1 million in connection with the overallotment option associated with the Company's initial public offering and net income for the quarter, partially offset by the impact of unrealized losses on investment securities available-for-sale in other comprehensive loss.
As of September 30, 2026, the Company had:
•available borrowing capacity of $422.2 million with the Federal Home Loan Bank of Atlanta;
•available borrowing capacity of $2.1 billion with the Federal Reserve Bank;

•available borrowing capacity of $110.0 million from Fed Funds facilities with four other financial institutions; and
•available-for-sale investment securities with a fair value of $1.0 billion.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call to discuss its third quarter 2026 financial results on October 29, 2026, at 8:00 a.m. Eastern Time. The live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website at ir.forbrightbank.com.
To join by phone, please pre-register here at least 15 minutes before the call begins.
A replay and transcript will be available in the Events & Presentations section of the Company’s Investor Relations website at ir.forbrightbank.com approximately two hours after the conclusion of the call.

ABOUT FORBRIGHT, INC.
Forbright, Inc. (Nasdaq: FRBT) is a financial holding company and the parent of FDIC-insured Forbright Bank, a modern financial services platform spanning nationwide middle-market lending, digital consumer banking, strategic advisory, and asset management services. Headquartered in Chevy Chase, Maryland, the Company operates at the intersection of two powerful, structural forces reshaping the U.S. banking sector: the rapidly evolving needs of the $10 trillion national middle market and the broadly accelerating shift toward digital-first banking. For more information, please visit forbrightbank.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this press release. The inclusion of our website address in this press release is only as an inactive textual reference.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussion of plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "see," “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan” or words or phrases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to: economic conditions that impact the financial services industry and/or our business; our ability to manage our credit risk effectively and the potential deterioration of the business and economic conditions in our primary market areas; the composition of our loan portfolio; our ability to achieve organic loan and deposit growth and the composition of such growth; our ability to maintain our bank’s reputation; our ability to attract and retain skilled employees and manage changes in our management personnel; risks associated with unauthorized access, cyber-crime and other threats to data security; our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business; our ability to successfully develop and commercialize new or enhanced products and services; changes in the demand for our products and services; the sufficiency of our capital, including sources of capital and the extent to which we may be required to raise additional capital to meet our goals; the effectiveness of our risk management and internal disclosure controls and procedures; our access to sources of liquidity and capital to address our liquidity needs; the effects of the failure of any component of our business infrastructure provided by a third-party; any failure or interruption of our information and communications systems; the impact of, and changes in applicable laws, regulations and accounting standards and policies; the effects of geopolitical instability, including war, terrorist attacks, and man-made and natural disasters; our ability to keep pace with technological changes; the effects of problems encountered by other financial institutions; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence ("AI"), the use of AI models in credit decisioning, customer service, and operations, including risks of model error, bias, regulatory scrutiny under fair lending laws, and third-party AI dependencies, digital banking platforms, and cybersecurity; advances and changes in technology, including AI, and the Company's ability to develop timely and competitive products and services and effectively manage related risks; risks related to our implementation of new lines of business, new products and services, new technologies, and expansion of our existing business opportunities; risks related to the development and use of AI; and other risks and uncertainties described under “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, and subsequent filings with the U.S. Securities and Exchange Commission.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made except as required by the federal securities laws.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

INVESTOR & MEDIA CONTACT: Ben Wakana, Chief Public Affairs and Investor Relations Officer | 207-551-7415 | bwakana@forbrightbank.com

FINANCIAL TABLES
FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
INTEREST INCOME
Loans held for investment	$110,628	$98,522	$93,164	$101,360	$107,825
Loans held-for-sale	10,016	8,484	8,194	9,760	8,452
Deposits with banks	12,991	7,252	7,582	6,419	7,606
Interest on investment securities	13,052	14,158	14,099	14,364	15,098
Interest and dividends on other earning assets	651	648	716	774	788
Total interest income	147,338	129,064	123,755	132,677	139,769
INTEREST EXPENSE
Deposits	73,477	64,024	62,295	63,695	64,503
Subordinated debt, net	1,909	1,895	1,902	1,929	1,951
Other borrowings	—	—	—	11	122
Total interest expense	75,386	65,919	64,197	65,635	66,576
Net interest income	71,952	63,145	59,558	67,042	73,193
Provision for credit losses	1,499	5,899	3,473	6,700	4,762
Net interest income after provision for credit losses	70,453	57,246	56,085	60,342	68,431
NON-INTEREST INCOME
Servicing income	6,592	6,876	7,087	7,385	805
Investment advisory fees	3,194	3,090	3,193	3,775	3,917
Fee income on loans	2,116	2,252	2,003	2,530	2,006
Gains/(losses) on sales of loans and investment securities, net	1,946	252	(34)	(281)	10,690
Unrealized gains/(losses) on loans and financing receivables, net	1,263	(963)	(1,335)	(615)	4,443
Other non-interest income	13,989	10,339	4,670	8,554	2,275
Total non-interest income	29,100	21,846	15,584	21,348	24,136
NON-INTEREST EXPENSE
Compensation and benefits	36,422	33,407	31,642	33,417	33,255
Information technology	7,705	7,581	7,540	7,449	6,573
Professional fees	11,422	9,777	7,823	6,127	3,222
Loan administration and servicing	6,917	5,500	4,125	4,376	1,363
Advertising and marketing	1,688	2,720	2,304	931	774
FDIC insurance	1,033	1,111	902	866	817
Occupancy expense	1,812	1,466	1,122	1,111	1,079
Other non-interest expense	3,381	4,214	2,999	3,930	3,419
Total non-interest expense	70,380	65,776	58,457	58,207	50,502
Income before income taxes	29,173	13,316	13,212	23,483	42,065
Income tax expense/(benefit)	8,465	9,194	1,580	(6,111)	9,969
Net income	20,708	4,122	11,632	29,594	32,096
Net income attributable to noncontrolling interest	85	—	—	—	—
Net income attributable to the Company	$20,623	$4,122	$11,632	$29,594	$32,096

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income - Metrics
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
PER SHARE DATA
Basic earnings attributable to the Company per voting and non-voting common share	$0.42	$0.10	$0.29	$0.73	$0.80
Diluted earnings attributable to the Company per voting and non-voting common share	$0.41	$0.09	$0.27	$0.72	$0.78
Weighted-average shares used to compute earnings attributable to the Company per voting common share:
Basic	30,048,936	21,175,037	19,063,817	19,032,287	19,029,795
Diluted	31,806,389	23,498,322	21,188,692	20,066,576	20,039,544
Weighted-average shares used to compute earnings attributable to the Company per non-voting common share, basic and diluted	19,100,718	21,014,378	21,242,551	21,242,551	21,242,551
Stockholders’ equity per total common share outstanding	$19.54	$19.46	$20.35	$20.22	$19.43
Tangible book value per total common share outstanding (Non-GAAP)(1)	$18.84	$18.74	$19.58	$19.44	$18.64

CAPITAL RATIOS
Company:
Tier 1 leverage ratio(2)	9.80%	10.38%	8.92%	9.79%	8.82%
Common Equity Tier 1 to risk weighted-assets ratio(2)	12.87%	12.97%	11.47%	12.72%	10.15%

PERFORMANCE RATIOS
Return on average total assets(3)	0.89%	0.20%	0.59%	1.52%	1.72%
Return on average stockholders’ equity(3)	8.20%	1.89%	5.62%	14.52%	16.46%
Return on average tangible common equity(1), (3)	8.68%	2.19%	5.95%	15.25%	17.32%
Yield on earning assets(3)	6.51%	6.52%	6.44%	7.03%	7.71%
Yield on interest-bearing liabilities(3)	3.88%	3.87%	3.89%	4.05%	4.24%
Spread(4)	2.63%	2.65%	2.55%	2.98%	3.47%
Net interest margin(5)	3.18%	3.19%	3.10%	3.55%	4.04%
Efficiency ratio(6)	69.65%	77.39%	77.80%	65.85%	51.89%

CREDIT QUALITY RATIOS
Non-performing assets to total assets	0.78%	1.10%	1.14%	1.06%	0.55%
Non-performing loans to total loans held for investment at amortized cost	0.91%	1.30%	1.38%	1.30%	0.60%
ACL - Loans to total loans at amortized cost at period end	0.91%	0.98%	0.98%	1.01%	1.03%
Net loan charge-offs to average total loans held for investment at amortized cost(3)	(0.08)%	(0.20)%	(0.32)%	(0.41)%	(0.16)%
__________________
(1)Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.
(2)Regulatory capital ratios as of September 30, 2026 are preliminary pending filing of regulatory reports.
(3)Annualized.
(4)Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(5)Net interest margin is computed by dividing annualized net interest income by total average interest-earning assets.
(6)Efficiency ratio is calculated by dividing non-interest expense by total revenue, which equals the sum of net interest income and non-interest income.

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

(dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
ASSETS
Cash, due from banks and restricted cash	$37,685	$26,524	$25,280	$18,241	$20,261
Interest-bearing deposits with banks	811,274	808,192	840,856	630,474	609,955
Cash, cash equivalents and restricted cash	848,959	834,716	866,136	648,715	630,216
Investment securities available-for-sale, at fair value	1,014,605	1,210,665	1,235,599	1,254,887	1,257,175
Investment securities held-to-maturity, at amortized cost(1)	48,489	48,634	48,834	48,834	52,081
Loans held-for-sale	476,036	465,474	407,594	379,662	370,512
Loans held for investment, at fair value	2,855	3,481	4,555	4,645	5,105
Loans held for investment, at amortized cost	6,163,716	5,595,872	5,376,537	5,222,234	4,987,894
Allowance for credit losses - loans	(55,833)	(54,621)	(52,794)	(52,986)	(51,430)
Net loans held for investment, at amortized cost	6,107,883	5,541,251	5,323,743	5,169,248	4,936,464
Other earning assets, net	50,470	50,479	50,690	55,928	56,014
Deferred tax asset, net	138,276	145,269	152,963	153,314	178,205
Accrued interest receivable	49,071	46,445	45,369	55,155	49,037
Premises and equipment, net	41,990	47,877	29,763	30,763	31,952
Goodwill and other intangible assets, net	35,452	35,964	31,402	31,685	32,026
Other assets	83,427	75,249	36,412	56,470	89,790
Assets held-for-sale	726,837	—	—	—	—
Total assets	$9,624,350	$8,505,504	$8,233,060	$7,889,306	$7,688,577

LIABILITIES
Non-interest-bearing deposits	$362,080	$435,065	$473,153	$372,444	$355,684
Interest-bearing deposits	7,248,590	6,830,770	6,665,055	6,405,471	6,145,833
Total deposits	7,610,670	7,265,835	7,138,208	6,777,915	6,501,517
Subordinated debt, net	151,270	151,181	151,092	151,003	150,914
Other borrowings	—	—	—	—	90,000
Total borrowed funds	151,270	151,181	151,092	151,003	240,914
Other liabilities	118,641	121,325	112,565	137,945	156,373
Liabilities held-for-sale	749,135	—	—	—	—
Total liabilities	8,629,716	7,538,341	7,401,865	7,066,863	6,898,804

Off-balance sheet commitments

Redeemable noncontrolling interest	2,885	—	—	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock:
Voting common stock	33	29	20	20	20
Non-voting common stock	18	21	21	21	21
Additional paid-in capital	650,070	628,499	493,074	490,550	488,320
Retained earnings	365,205	344,582	340,460	328,828	299,234
Accumulated other comprehensive (loss)/income	(23,577)	(5,968)	(2,380)	3,024	2,178
Total stockholders’ equity	991,749	967,163	831,195	822,443	789,773
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$9,624,350	$8,505,504	$8,233,060	$7,889,306	$7,688,577
__________________
(1)Net of allowance for credit losses - investment securities of $110 as of September 30, 2026, June 30, 2026, March 31, 2026, and December 31, 2025, and $161 as of September 30, 2025.

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2026	September 30, 2025
INTEREST INCOME
Loans held for investment	$302,314	$283,584
Loans held-for-sale	26,694	28,274
Deposits with banks	27,825	22,182
Interest on investment securities	41,309	47,359
Interest and dividends on other earning assets	2,015	2,564
Total interest income	400,157	383,963
INTEREST EXPENSE
Deposits	199,796	179,708
Subordinated debt, net	5,706	6,893
Other borrowings	—	1,388
Total interest expense	205,502	187,989
Net interest income	194,655	195,974
Provision for credit losses	10,871	17,311
Net interest income after provision for credit losses	183,784	178,663
NON-INTEREST INCOME
Servicing income	20,555	805
Investment advisory fees	9,477	12,415
Fee income on loans	6,371	5,837
Gains on sales of loans and investment securities, net	2,164	12,860
Unrealized (losses)/gains on loans and financing receivables, net	(1,035)	7,189
Other non-interest income	28,998	10,322
Total non-interest income	66,530	49,428
NON-INTEREST EXPENSE
Compensation and benefits	101,471	93,695
Information technology	22,826	19,469
Professional fees	29,022	9,764
Loan administration and servicing	16,542	4,119
Advertising and marketing	6,712	5,313
FDIC insurance	3,046	4,166
Occupancy expense	4,400	3,576
Other non-interest expense	10,594	10,315
Total non-interest expense	194,613	150,417
Income before income taxes	55,701	77,674
Income tax expense	19,239	19,342
Net income	36,462	58,332
Net income attributable to noncontrolling interest	85	—
Net income attributable to the Company	$36,377	$58,332

FORBRIGHT, INC. AND SUBSIDIARIES
Consolidated Statements of Income - Metrics
(Unaudited)

	For the Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2026	September 30, 2025
PER SHARE DATA
Basic earnings attributable to the Company per voting common share	$0.86	$1.45
Basic earnings attributable to the Company per non-voting common share	$0.79	$1.45
Diluted earnings attributable to the Company per voting common share	$0.83	$1.41
Diluted earnings attributable to the Company per non-voting common share	$0.76	$1.41
Weighted-average shares used to compute earnings attributable to the Company per voting common share:
Basic	23,466,079	19,004,185
Diluted	25,066,853	20,116,479
Weighted-average shares used to compute earnings attributable to the Company per non-voting common share, basic and diluted	20,444,703	21,242,551

PERFORMANCE RATIOS
Return on average total assets(1)	0.57%	1.11%
Return on average stockholders’ equity(1)	5.38%	10.31%
Return on average tangible common equity(1), (2)	5.76%	10.91%
Yield on earning assets(1)	6.49%	7.51%
Yield on interest-bearing liabilities(1)	3.88%	4.25%
Spread(3)	2.61%	3.26%
Net interest margin(4)	3.16%	3.83%
Efficiency ratio(5)	74.51%	61.29%
__________________
(1)Non-GAAP financial measure. See "Non-GAAP Financial Measures" section of this press release for a reconciliation to the most directly comparable GAAP measure.
(2)Annualized.
(3)Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(4)Net interest margin is computed by dividing annualized net interest income by total average interest-earning assets.
(5)Efficiency ratio is calculated by dividing non-interest expense by total revenue, which equals the sum of net interest income and non-interest income.

FORBRIGHT, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			Change Due To:
(dollars in thousands)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Volume and Days	Yield/Rate	Total Change
Assets:
Total loans held for investment	$5,915,470	$110,628	7.42%	$5,409,608	$98,522	7.30%	$10,397	$1,709	$12,106
Total loans held-for-sale	478,158	10,016	8.31%	427,940	8,484	7.95%	1,102	430	1,532
Total loans	6,393,628	120,644	7.49%	5,837,548	107,006	7.35%	11,499	2,139	13,638
Total investment securities	1,150,488	13,052	4.50%	1,263,848	14,158	4.49%	(1,128)	22	(1,106)
Interest-bearing deposits with banks(2)	1,380,609	12,991	3.73%	787,320	7,252	3.69%	5,603	136	5,739
Other earnings assets	50,570	651	5.11%	50,661	648	5.13%	6	(3)	3
Total interest-earning assets	8,975,295	147,338	6.51%	7,939,377	129,064	6.52%	15,980	2,294	18,274
Allowance for credit losses	(54,165)			(53,328)
Other assets	322,604			336,948
Total assets	$9,243,734			$8,222,997
Liabilities, redeemable noncontrolling interest, and stockholders’ equity:
Interest-bearing demand deposits(2)	$279,995	$2,459	3.48%	$283,305	$2,442	3.46%	$(2)	$19	$17
Money market deposits(2)	1,397,681	13,271	3.77%	1,403,392	13,138	3.75%	90	43	133
Savings deposits(2)	4,594,382	44,597	3.85%	3,680,352	34,725	3.78%	9,100	772	9,872
Time deposits(2)	1,276,449	13,150	4.09%	1,310,156	13,719	4.20%	(205)	(364)	(569)
Total interest-bearing deposits(2)	7,548,507	73,477	3.86%	6,677,205	64,024	3.85%	8,983	470	9,453
Subordinated debt, net	151,211	1,909	5.01%	151,123	1,895	5.03%	21	(7)	14
Total interest-bearing liabilities	7,699,718	75,386	3.88%	6,828,328	65,919	3.87%	9,004	463	9,467
Non-interest-bearing demand deposits(2)	435,418			408,649
Other liabilities	110,733			113,261
Total liabilities	8,245,869			7,350,238
Redeemable noncontrolling interest	65			—
Stockholders’ equity	997,800			872,759
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$9,243,734			$8,222,997

Net interest income and spread(3)		$71,952	2.63%		$63,145	2.65%	$6,976	$1,831	$8,807
Net interest margin(4)			3.18%			3.19%

Total deposits(5)	$7,983,925	$73,477	3.65%	$7,085,854	$64,024	3.62%
Total funds(6)	$8,135,136	$75,386	3.68%	$7,236,977	$65,919	3.65%
__________________
(1)Annualized.
(2)Includes balances held-for-sale.
(3)Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(4)Net interest margin is computed by dividing annualized net interest income by total average interest-earning assets.
(5)Total deposits is the sum of interest-bearing deposits and non-interest-bearing demand deposits. Cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(6)Total funds is the sum of total interest-bearing liabilities and non-interest-bearing demand deposits. Cost of total funds is calculated as annualized total interest expense divided by average total funds.

FORBRIGHT, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	For the Nine Months Ended
	September 30, 2026			September 30, 2025			Change Due To:
(dollars in thousands)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Average Balance	Interest Income/Expense	Average Yields Earned/Rates Paid(1)	Volume	Yield/Rate	Total Change
Assets:
Total loans held for investment	$5,515,747	$302,314	7.33%	$4,399,127	$283,584	8.62%	$71,981	$(53,251)	$18,730
Total loans held-for-sale	436,071	26,694	8.18%	331,859	28,274	11.39%	8,879	(10,459)	(1,580)
Total loans	5,951,818	329,008	7.39%	4,730,986	311,858	8.81%	80,860	(63,710)	17,150
Total investment securities	1,234,738	41,309	4.47%	1,382,032	47,359	4.58%	(5,047)	(1,003)	(6,050)
Interest-bearing deposits with banks(2)	1,003,361	27,825	3.71%	669,160	22,182	4.43%	11,079	(5,436)	5,643
Other earnings assets	52,066	2,015	5.17%	57,639	2,564	5.95%	(248)	(301)	(549)
Total interest-earning assets	8,241,983	400,157	6.49%	6,839,817	383,963	7.51%	86,644	(70,450)	16,194
Allowance for credit losses	(53,399)			(45,149)
Other assets	312,281			225,901
Total assets	$8,500,865			$7,020,569
Liabilities, redeemable noncontrolling interest, and stockholders’ equity:
Interest-bearing demand deposits(2)	$281,426	$7,334	3.48%	$296,158	$8,306	3.75%	$(413)	$(559)	$(972)
Money market deposits(2)	1,374,655	38,598	3.75%	862,578	25,019	3.88%	14,853	(1,274)	13,579
Savings deposits(2)	3,941,829	112,430	3.81%	2,787,657	87,607	4.20%	36,272	(11,449)	24,823
Time deposits(2)	1,327,777	41,434	4.17%	1,765,116	58,776	4.45%	(14,563)	(2,779)	(17,342)
Total interest-bearing deposits(2)	6,925,687	199,796	3.86%	5,711,509	179,708	4.21%	36,149	(16,061)	20,088
Subordinated debt, net	151,123	5,706	5.05%	166,524	6,893	5.53%	(637)	(550)	(1,187)
Other borrowings	—	—	—%	41,342	1,388	4.49%	(1,388)	—	(1,388)
Total interest-bearing liabilities	7,076,810	205,502	3.88%	5,919,375	187,989	4.25%	34,124	(16,611)	17,513
Non-interest-bearing demand deposits(2)	405,776			269,594
Other liabilities	114,499			74,919
Total liabilities	7,597,085			6,263,888
Redeemable noncontrolling interest	22			—
Stockholders’ equity	903,758			756,681
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$8,500,865			$7,020,569

Net interest income and spread(3)		$194,655	2.61%		$195,974	3.26%	$52,520	$(53,839)	$(1,319)
Net interest margin(4)			3.16%			3.83%

Total deposits(5)	$7,331,463	$199,796	3.64%	$5,981,103	$179,708	4.02%
Total funds(6)	$7,482,586	$205,502	3.67%	$6,188,969	$187,989	4.06%
__________________
(1)Annualized.
(2)Includes balances held-for-sale.
(3)Spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
(4)Net interest margin is computed by dividing annualized net interest income by total average interest-earning assets.
(5)Total deposits is the sum of interest-bearing deposits and non-interest-bearing demand deposits. Cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(6)Total funds is the sum of total interest-bearing liabilities and non-interest-bearing demand deposits. Cost of total funds is calculated as annualized total interest expense divided by average total funds.

FORBRIGHT, INC. AND SUBSIDIARIES
Loans Held for Investment at Amortized Cost
(Unaudited)

	September 30, 2026		June 30, 2026		December 31, 2025
(dollars in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial Real Estate	$3,055,047	49.6%	$2,849,478	50.9%	$2,528,996	48.4%
Commercial and Industrial	2,911,601	47.2%	2,541,275	45.4%	2,475,549	47.4%
Consumer	197,068	3.2%	205,119	3.7%	217,689	4.2%
Total loans held for investment at amortized cost	$6,163,716	100.0%	$5,595,872	100.0%	$5,222,234	100.0%

FORBRIGHT, INC. AND SUBSIDIARIES
Allowance for Credit Losses - Loans Held for Investment at Amortized Cost
(Unaudited)

	As of and For the Three Months Ended		As of and For the Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Average loans held for investment outstanding, at amortized cost	$5,912,148	$5,405,685	$5,511,752	$4,392,511
Total loans held for investment outstanding, at amortized cost at end of period	$6,163,716	$5,595,872	$6,163,716	$4,987,894

ACL - Loans:
Beginning of period	$54,621	$52,794	$52,986	$42,294
Provision for credit losses on loans	879	4,521	9,267	16,569
Provision for credit losses on loan transfers from loans held-for-sale	1,579	—	1,596	97
Loan charge-offs:
Commercial Real Estate	(472)	—	(472)	—
Commercial and Industrial	—	(1,736)	(4,566)	(4,252)
Consumer	(1,444)	(1,353)	(4,854)	(5,409)
Total charge-offs	(1,916)	(3,089)	(9,892)	(9,661)
Loan recoveries:
Commercial Real Estate	—	—	—	—
Commercial and Industrial	339	131	1,012	1,105
Consumer	331	264	864	1,026
Total recoveries	670	395	1,876	2,131
Net charge-offs	(1,246)	(2,694)	(8,016)	(7,530)
End of period	$55,833	$54,621	$55,833	$51,430

Ratio of ACL - Loans to total loans at amortized cost at period end	0.91%	0.98%	0.91%	1.03%
Ratio of net charge-offs to average total loans at amortized cost	(0.08)%	(0.20)%	(0.19)%	(0.23)%

FORBRIGHT, INC. AND SUBSIDIARIES
Non-performing Assets and Non-performing Loans
(Unaudited)

(dollars in thousands)	September 30, 2026	June 30, 2026	December 31, 2025
NON-PERFORMING ASSETS
Total non-accrual loans:
Commercial Real Estate	$52,544	$67,312	$60,360
Commercial and Industrial	12,368	19,498	11,798
Consumer	1,189	1,407	1,857
Total non-accrual loans	66,101	88,217	74,015
Accruing loans 90 days or more past due	—	—	—
Non-performing investment securities	839	839	839
Non-performing financing receivables	—	—	—
Other real estate owned	7,934	4,642	8,729
Total non-performing assets	$74,874	$93,698	$83,583

Total non-accrual loans as a percentage of total loans	1.00%	1.45%	1.32%
Total non-performing investment securities as a percentage of total investment securities	0.08%	0.07%	0.06%
Total non-performing financing receivables as a percentage of total financing receivables	—%	—%	—%
Total non-performing assets as a percentage of total assets	0.78%	1.10%	1.06%

NON-PERFORMING LOANS HELD FOR INVESTMENT AT AMORTIZED COST
Total non-accrual loans held for investment at amortized cost:
Commercial Real Estate	$52,544	$67,312	$60,361
Commercial and Industrial	2,473	3,752	5,484
Consumer	1,189	1,407	1,857
Total non-accrual loans	56,206	72,471	67,702
Accruing loans 90 days or more past due	—	—	—
Total non-performing loans held for investment at amortized cost	$56,206	$72,471	$67,702

Total non-accrual loans held for investment at amortized cost to total loans held for investment at amortized cost	0.91%	1.30%	1.30%
Total ACL - Loans to total non-accrual loans held for investment at amortized cost	99.34%	75.37%	78.26%
Non-performing loans held for investment at amortized cost to total loans held for investment at amortized cost	0.91%	1.30%	1.30%

FORBRIGHT, INC. AND SUBSIDIARIES
Investment Securities
(Unaudited)

	September 30, 2026		June 30, 2026		December 31, 2025
(dollars in thousands)	Amount(1)	% of total securities	Amount(1)	% of total securities	Amount(1)	% of total securities
Available-for-sale securities:
U.S. Treasury and government agencies	$515,996	48.6%	$695,844	55.3%	$958,347	73.4%
Residential agency mortgage-backed	294,559	27.7%	312,973	24.8%	139,077	10.7%
Commercial agency mortgage-backed	186,180	17.5%	182,856	14.5%	136,070	10.4%
Municipal bonds	7,937	0.7%	8,635	0.7%	8,635	0.7%
Other	9,933	0.9%	10,357	0.8%	12,758	1.0%
Total investment securities available-for-sale	$1,014,605	95.4%	$1,210,665	96.1%	$1,254,887	96.2%

Held-to-maturity securities:
Municipal bonds	$31,000	2.9%	$31,000	2.5%	$31,200	2.4%
Other	17,599	1.7%	17,744	1.4%	17,744	1.4%
Total investment securities held-to-maturity	$48,599	4.6%	$48,744	3.9%	$48,944	3.8%
Total investment securities	$1,063,204	100.0%	$1,259,409	100.0%	$1,303,831	100.0%
__________________
(1)Available-for-sale investment securities are reported at fair value and held-to-maturity investment securities are reported at amortized cost.

FORBRIGHT, INC. AND SUBSIDIARIES
Deposits
(Unaudited)

	September 30, 2026		June 30, 2026		December 31, 2025
(dollars in thousands)	Amount	% of total	Amount	% of total	Amount	% of total
Non-interest-bearing deposits	$362,080	4.8%	$435,065	6.0%	$372,444	5.5%
Interest-bearing deposits:
Demand	108,987	1.4%	284,748	3.9%	275,259	4.1%
Money market	1,146,396	15.1%	1,394,865	19.2%	1,206,544	17.8%
Savings	4,914,624	64.5%	3,878,206	53.4%	3,500,532	51.6%
Time deposits	1,078,583	14.2%	1,272,951	17.5%	1,423,136	21.0%
Total interest-bearing deposits	7,248,590	95.2%	6,830,770	94.0%	6,405,471	94.5%
Total deposits(1)	$7,610,670	100.0%	$7,265,835	100.0%	$6,777,915	100.0%
__________________
(1)Excludes balances held-for-sale.

FORBRIGHT, INC. AND SUBSIDIARIES
Capital Ratios
(Unaudited)

	September 30, 2026(1)	June 30, 2026	December 31, 2025
Company:
Tier 1 leverage ratio	9.80%	10.38%	9.79%
Total capital to risk-weighted assets ratio	15.74%	16.05%	15.89%
Tier 1 capital to risk-weighted assets ratio	12.87%	12.97%	12.72%
Common Equity Tier 1 to risk weighted-assets ratio	12.87%	12.97%	12.72%

Bank:
Tier 1 leverage ratio	10.41%	11.24%	11.11%
Total capital to risk-weighted assets ratio	14.52%	14.98%	15.14%
Tier 1 capital to risk-weighted assets ratio	13.68%	14.08%	14.37%
Common Equity Tier 1 to risk weighted-assets ratio	13.68%	14.08%	14.37%
__________________
(1)Regulatory capital ratios as of September 30, 2026 are preliminary pending filing of regulatory reports.

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

This earnings release contains “non-GAAP financial measures” within the meaning of Item 10(e) of Regulation S-K. Non-GAAP financial measures are financial measures that are not presented in accordance with GAAP. We use these non-GAAP financial measures in the internal evaluation of our performance and management of our business as well as to explain our results of operations to stockholders and the wider investment community. The following non-GAAP financial measures appear in this earnings release:
•Tangible common equity - We calculate tangible common equity by deducting goodwill and other intangible assets from stockholders' equity.
•Tangible common equity per common share - We calculate tangible common equity per common share by dividing tangible common equity, as defined above, by our total common shares outstanding for the period, excluding the dilutive effect of outstanding stock options, and including the effect of outstanding shares from restricted stock awards.
•Return on average tangible common equity - We calculate return on average tangible common equity by dividing adjusted net income for the period by average tangible common equity over the same period. Adjusted net income, used for the calculation of return on average tangible common equity, is calculated by adding back the tax effected amount of intangible asset amortization to net income.
•Non-core trust administration - We calculate non-core trust administration by deducting fixed monthly trust administration fees from trust administration, a component of other non-interest income as reported in the footnotes to the Consolidated Financial Statements. Non-core trust administration represents the reimbursements we receive for various expenses incurred in administration of the trusts.
•Non-core gains/(losses) on sales of loans and investment securities, net - We calculate non-core gains/(losses) on sales of loans and investment securities, net by deducting gains from sales of loans to Alliance Partners from gains/(losses) on sales of loans and investment securities, net, as reported on the Consolidated Statements of Income.
•Core and non-core non-interest income - Core non-interest income equals total non-interest income less (a) non-core trust administration, (b) non-core gains/(losses) on sales of loan and investment securities, net, (c) unrealized gains on loans and financing receivables, net, (d) rental income and (e) other income. Non-core non-interest income equals total non-interest income less core non-interest income.
•Adjusted total revenue - We calculate adjusted total revenue by deducting non-core non-interest income from total revenue.
•Pre provision net revenue - We calculate pre provision net revenue by adding provision for credit losses to income before income taxes.
Our management believes that these non-GAAP financial measures and the information they provide are useful to investors because these measures allow investors to view our performance in the same manner our management evaluates performance. Although we believe these non-GAAP financial measures are useful in evaluating our performance, these non-GAAP financial measures should not be considered in isolation or as a substitution for the most directly comparable or other financial measures presented in this earnings release under GAAP. Additionally, the manner in which we calculate these non-GAAP financial measures may be different from how other companies calculate financial measures with similar names.

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - (continued)
(Unaudited)

	As of and For the Three Months Ended		As of and For the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Tangible common equity
Stockholders’ equity (GAAP)	$991,749	$967,163	$991,749	$789,773
Less:
Goodwill	18,519	18,519	18,519	18,519
Other intangible assets	16,933	17,445	16,933	13,507
Tangible common equity (non-GAAP)	$956,297	$931,199	$956,297	$757,747

Total common shares outstanding	50,764,380	49,697,208	50,764,380	40,653,612

Stockholders’ equity per total common share outstanding (GAAP)	$19.54	$19.46	$19.54	$19.43
Tangible common equity per total common share outstanding (non-GAAP)	$18.84	$18.74	$18.84	$18.64

Return on average tangible common equity
Average stockholders' equity (GAAP)	$997,800	$872,759	$903,758	$756,681
Less:
Average goodwill	18,519	18,519	18,519	18,519
Average other intangible assets	15,713	12,839	13,883	14,068
Average tangible common equity (non-GAAP)	$963,568	$841,401	$871,356	$724,094

Net income attributable to the Company (GAAP)	$20,623	$4,122	$36,377	$58,332
Add:
Intangible asset amortization, net of tax	448	476	1,134	757
Adjusted net income attributable to the Company (non-GAAP)	$21,071	$4,598	$37,511	$59,089

Return on average stockholders’ equity (GAAP)	8.20%	1.89%	5.38%	10.31%
Return on average tangible common equity (non-GAAP)	8.68%	2.19%	5.76%	10.91%

Non-core trust administration (non-GAAP)
Trust administration (GAAP)	$8,544	$7,324	$20,132	$697
Less:
Fixed monthly trust administration fees	1,345	1,327	4,092	(1,237)
Non-core trust administration (non-GAAP)	$7,199	$5,997	$16,040	$1,934

Non-core gains/(losses) on sales of loans and investment securities, net (non-GAAP)
Gains on sales of loans and investment securities, net (GAAP)	$1,946	$252	$2,164	$12,860
Less:
Gains on sales of loans by Alliance Partners	358	252	863	1,520
Non-core gains/(losses) on sales of loans and investment securities, net (non-GAAP)	$1,588	$—	$1,301	$11,340

FORBRIGHT, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - (continued)
(Unaudited)

	As of and For the Three Months Ended		As of and For the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Core and non-core non-interest income
Non-interest income (GAAP)	$29,100	$21,846	$66,530	$49,428
Less:
Non-core trust administration (non-GAAP)	7,199	5,997	16,040	1,934
Non-core gains/(losses) on sales of loans and investment securities, net (non-GAAP)	1,588	—	1,301	11,340
Unrealized gains/(losses) on loans and financing receivables, net	1,263	(963)	(1,035)	7,189
Rental income	2,050	1,225	3,275	—
Other (included in other non-interest income)	(105)	(137)	(998)	(138)
Core non-interest income (non-GAAP)	$17,105	$15,724	$47,947	$29,103

Non-core non-interest income (non-GAAP)	$11,995	$6,122	$18,583	$20,325

Adjusted total revenue
Net interest income	$71,952	$63,145	$194,655	$195,974
Non-interest income	29,100	21,846	66,530	49,428
Total revenue (GAAP)	$101,052	$84,991	$261,185	$245,402
Less:
Non-core non-interest income (non-GAAP)	11,995	6,122	18,583	20,325
Adjusted total revenue (non-GAAP)	$89,057	$78,869	$242,602	$225,077

Non-interest income to total revenue (GAAP)	28.8%	25.7%	25.5%	20.1%
Core non-interest income to adjusted total revenue (non-GAAP)	19.2%	19.9%	19.8%	12.9%

Pre provision net revenue
Income before income taxes (GAAP)	$29,173	$13,316	$55,701	$77,674
Add:
Provision for credit losses	1,499	5,899	10,871	17,311
Pre provision net revenue (non-GAAP)	$30,672	$19,215	$66,572	$94,985

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